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                                                                   EXHIBIT 99.16

                          NOTICE OF EXCHANGE OFFER FOR
                         ANY AND ALL OF THE OUTSTANDING
                   7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                                       OF

                         COMPREHENSIVE CARE CORPORATION

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 P.M.,
             ST. PAUL, MINNESOTA TIME, ON FRIDAY, DECEMBER 23, 1996,
                         UNLESS EXTENDED BY THE COMPANY.

                                                               November 14, 1996


To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:


                  We are enclosing the material listed below relating to the offer by Comprehensive Care Corporation (the "Company"), upon the terms and subject to the conditions set forth in the enclosed Offering Circular dated November 14, 1996 and Letter of Transmittal and related documents (the "Exchange Offer"), to exchange for aggregate Exchange Consideration (defined below) all Debentures (defined below) that are properly tendered and exchanged from the date of the Offer through 2:00 p.m., St. Paul, Minnesota time, on Monday, December 23, 1996, unless extended (the "Offer Period"). A holder of Debentures who elects to exchange during the Offer Period will receive the aggregate exchange consideration comprised of $500 in cash and 16 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") as principal plus $80 in cash and 8 shares of Common Stock as interest (the "Exchange Consideration") for the surrender of each $1,000 of outstanding principal amount of the Company's 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 (the "Debentures") and waiver and forgiveness of excess interest (over $80 in cash and the fair value of 8 shares of Common Stock) accrued since April 15, 1994 and all other claims. The payment of the exchange consideration in the Exchange Offer will be treated by the Company for accounting and tax purposes as principal to the extent of $500 plus the fair value of 16 shares of Common Stock and as interest to the extent of $80 plus the fair value of 8 shares of Common Stock. Accordingly for most taxpayers, the aggregate amount of principal payments, less tax basis, will be gain or loss to the holder, and the aggregate amount of interest payments will be ordinary income. At November 15, 1996, the aggregate amount of interest accrued, including interest on overdue installments, will be $208.98 per $1,000 of outstanding principal amount of Debentures. The Debentures are currently due and payable in full on account of acceleration resulting from payment defaults. The purpose of the Exchange Offer is to provide incentive to rescind the Debenture acceleration. CompCare is concurrently soliciting Debentureholders for the purpose of rescinding the acceleration. Through November 15, 1996, $202.73 will be payable per $1,000 principal amount of Debentures prior to rescission of acceleration, comprised of $187.50 of overdue interest (5 semi-annual installments) plus $15.23 of interest on these overdue installments. Debentureholders can either receive accrued amounts and retain the balance due under Debentures or can exchange them for $580 in cash plus 24 shares of Common Stock. The Company does not intend to complete the Exchange unless the acceleration is rescinded. Immediately before the Debenture acceleration is rescinded, the Company will accept all of the Debentures tendered in the Exchange and as to all non-tendered Debentures will pay accrued interest, including interest on all overdue installments thereon, as required under the Debentures. The Company will thereafter make semi-annual interest payments (April 15 -- October 15) until maturity of the outstanding Debentures on April 15, 2010. At the conclusion of the Offer Period, a holder of Debentures who did not exchange those Debentures in the Exchange Offer will no longer be entitled to the Exchange Consideration.


                  The Company will pay no commission or other consideration to solicit exchanges of Debentures so that the Common Stock issuable in the Exchange will be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") under Section 3(a)(9) of the Securities Act, and be exempt from qualification or registration under applicable U.S. state securities laws. The Common Shares to be issued upon exchange of the Debentures pursuant to this offer by the holders thereof should be freely tradeable to the same extent that tendered and exchanged Debentures were freely tradeable. Comprehensive Care Corporation Common Stock to be issued in the Exchange Offer has been approved for listing upon notice of issuance on the New York Stock Exchange.

                  Holders of Debentures who elect to tender and exchange their Debentures pursuant to the Exchange Offer will not receive future, regular principal or interest payments with respect to the Debentures, including any amount in respect of periods since October 15, 1996, the last record date prior to the date hereof for payment of regularly scheduled interest payments.

                  The offer is made on the terms and subject to the conditions set forth in the enclosed Offering Circular and any supplements or amendments thereto (the "Offering Circular"), in the related Letter of Transmittal and in the related documents (which together constitute the "Exchange Offer").

                  For your information and for forwarding to your clients who hold Debentures, whether registered in your name, in the name of your nominee, or in their own names, we are enclosing the following documents:

                   1.       The Offering Circular;

                   2. The Letter of Transmittal to be used by holders of Debentures in accepting the Exchange Offer (facsimile copies of the Letter of Transmittal may be used to tender Debentures for exchange);


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                  3.       Notice of Guaranteed Delivery to be used to accept
                           the Exchange Offer if any Debentures to be tendered are represented by certificates and those certificates are not immediately available;

                  4. A suggested form of letter that may be sent to your clients for whose accounts you hold Debentures in your name or in the name of a nominee, with space provided for obtaining the clients' instructions about the Exchange Offer;

                  5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

                  6. A return envelope addressed to First Trust of California, the Exchange Agent; and

                  7. The Company's Annual Report on Form 10-K for the Fiscal Year Ended May 31, 1996.


                  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER PERIOD EXPIRES AT 2:00 P.M., ST. PAUL, MINNESOTA TIME, ON MONDAY, DECEMBER 23, 1996, UNLESS EXTENDED BY THE COMPANY.


                   No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Debentures pursuant to the Exchange Offer. However, the Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Debentures held by them as nominee or in a fiduciary capacity. The Company will pay all transfer taxes, if any, on the exchange of the Debentures, other than those resulting from a request to issue Common Stock to a person other than the registered holder of the Debentures.

                  Any questions or requests for assistance or additional copies of the enclosed materials may be obtained from the Company, the Trustee or the Exchange Agent at the addresses set forth in the Offering Circular.

                                         Very truly yours,

                                         COMPREHENSIVE CARE CORPORATION


                                         /s/ KERRI RUPPERT


                                         Kerri Ruppert,
                                         Senior Vice President, Secretary/
                                         Treasurer and Chief Financial Officer


                  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, ANY AFFILIATE OF THE COMPANY, OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR AND THE RELATED DOCUMENTS.
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